Exhibit 99.01


         LG&E, KU Reach Agreement With Kentucky Attorney General,
                      File Amendment to PBR Proposal



LOUISVILLE, Ky., April 5 -- LG&E Energy Corp.'s (NYSE: LGE) two utility subsidiaries, Louisville Gas and Electric Company and Kentucky Utilities Company, and the Kentucky Attorney General's Office, today filed with the Kentucky Public Service Commission (PSC) a joint agreement for regulation of the utilities through June 30, 2004. The agreement results in an amendment to the utilities' pending performance-based ratemaking
(PBR)proposal.

The amendment to the utilities' PBR application requests PSC approval of a five-year rate reduction plan, which would reduce electric rates by $20 million in the first year (beginning July 1, 1999), and by $8 million annually for each of the next four years (through June 30, 2004), for a total five-year savings to customers of $52 million. The reductions will be distributed between LG&E and KU customers based on the same methodology the PSC approved in its previous merger order for allocating the merger savings to the utilities' customers (53 percent to KU customers; 47 percent to LG&E customers). The joint agreement includes adoption of the PBR program as proposed by the companies.

"The joint regulation plan is the result of painstaking negotiations with the Attorney General's office in recent weeks," said Victor A. Staffieri, LG&E Energy's chief operating officer. "We are optimistic that this agreement will move us closer to final resolution of this issue and to eliminating the regulatory uncertainty for our shareholders. The agreement also offers tremendous value to our customers by providing significant immediate savings as well as long-term rate stability."

Kentucky's electric rates are already the third lowest in the nation, 38 percent below the national average, even without the additional LG&E and KU rate reductions.

The proposal also includes the establishment of a $6 million program over the five-year period to assist low-income customers in paying their energy bills. This program, which will be administered by third parties, will receive $2 million in the first year and $1 million annually for the remaining four years.

In addition to the rate reductions and energy assistance program, the proposal calls for LG&E and KU to extend for an additional year (through June 30, 2004) both the rate cap and the merger-savings surcredit the utilities established as part of their earlier merger plan. Under the rate cap, the companies agreed, in the absence of extraordinary circumstances, not to adjust base electric rates for five years following the merger.
They also agreed to a monthly surcredit to customers' bills reflecting the 50 percent share of the non-fuel merger savings allocated to the utilities' customers in the first five years following the merger.

As part of the amended PBR filing, LG&E also agreed to refrain from filing for an increase in natural gas rates over the five-year period (through June 30, 2004).

In addition to the savings offered by the utilities' proposal, customers will also share in performance incentives that are part of the pending PBR filing. The PBR provides incentives to the utilities to achieve performance targets established for power plant operations, fuel purchasing and service quality.

LG&E Energy Corp., headquartered in Louisville, Ky., is a diversified energy services company with businesses in power generation and project development, retail gas and electric utility services, and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns equity in and operates power plants in six states as well as in Spain, and owns interests in three natural gas distribution companies in Argentina.